Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	November 16, 2020
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Sells Los Angeles Industrial Property,
Securing Strong Return

Chicago (November 16, 2020) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced the sale of an industrial warehouse located in the Los Angeles submarket of Valencia, California at a substantial premium to its acquisition price. It was sold to the current tenant for $5.6 million, representing appreciation of 35% above the original purchase price. This property was initially acquired in 2016 as part of a broader five-building warehouse portfolio in the Valencia market that JLL Income Property trust acquired as it was ramping up its allocation to the industrial property sector.

“This sale is a proof point in our thesis that investing in well-located, institutional quality industrial properties is a winning formula despite uneven market conditions, and it is another clear indicator that real estate capital markets are open for business,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “Our strategy of investing in core properties, which for years has included prudently increasing our allocation to the industrial property sector, continues to generate stable, reliable cashflow.”

“On occasion, strong demand from certain tenants to own their own building also provides the added benefit of harvesting attractive gains on sale,” he continued. “In addition to maximizing value by selling the asset at a premium to its acquisition price, we were also able to de-risk our portfolio given an upcoming lease expiration. The sale eliminated this near-term rollover risk and potential vacancy.”

At just over 31,000 square feet this property is better suited for the owner/occupier market given its smaller footprint. Realized returns on the round-trip sale were an approximate unlevered, pre-fee 11.4% internal rate of return and an equity multiple of nearly 1.5 times over the four-year hold period. Proceeds from the sale will be reinvested to further diversify JLL Income Property Trust’s portfolio, which today includes $780 million of industrial holdings in 34 buildings across 11 key markets, representing an approximate 26% allocation within JLL Income Property Trust’s $3.1 billion portfolio.

Since JLL Income Property Trust’s inception in 2012, it has sold 37 properties, generating proceeds of more than $750 million. All dispositions traded on an arms-length basis at plus/minus 2% of their most recently independently appraised value.

Swaringen further noted, “The sale demonstrates our discipline of selling properties when values are maximized, and point-forward returns are enhanced by redeploying capital into more attractive risk-adjusted return opportunities. It also demonstrates the attractiveness of certain assets in our core, institutional portfolio even in what might be viewed as a challenging capital markets environment today.”

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $65 .7 billion of assets in private and public real estate property and debt investments as of Q3 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.